Exhibit 99.1

Molecular Insight Pharmaceuticals, Inc. Announces First Quarter 2010

Financial and Operational Results

Cambridge, MA, May 6, 2010 – Molecular Insight Pharmaceuticals, Inc. (NASDAQ: MIPI), today announced financial results for the first quarter ended March 31, 2010. Molecular Insight also announced that its 2010 Annual Meeting of Stockholders will be held at 10:00 a.m., Eastern Time, Wednesday, May 12, 2010, at the offices of Foley & Lardner LLP, 111 Huntington Avenue, Boston, MA.

Financial Highlights of the First Quarter 2010

For the first quarter 2010, the Company reported a net loss of $17.5 million, compared to a net loss of $15.3 million in the first quarter of 2009. The increase in net loss was primarily attributable to an increase in operating expenses of $2.5 million. Operating expenses were $12.9 million in the first quarter 2010 and increased by 24 percent from the first quarter 2009, due to increases in research and development expenses of $1.5 million and in general and administrative expenses of $1.0 million.

Research and Development expenses were $7.5 million, as compared to $6.0 million for the same period last year. The increase is primarily attributable to the build-out of a commercial-scale Azedra™ manufacturing suite and an increase in grant-related activities, as well as payroll costs for severance related to the workforce restructuring announced in early January of this year. These spending increases were partially offset by a decline in expenditures related to reduced activities for the Onalta™, Solazed™ and Zemiva™ programs as the Company plans the next phases of its clinical trials.

General and administrative expenses were $5.4 million for the first quarter of 2010, compared to $4.4 million in the first quarter of 2009. This increase is due primarily to legal costs incurred in connection with our ongoing discussions and negotiations with the Company’s Bond holders regarding the restructuring of its debt obligations.

At March 31, 2010 the Company had approximately $47.1 million in cash, cash equivalents, and short-term investments, 25,268,327 shares of common stock outstanding and $190.4 million of Senior Secured Bonds and accrued and unpaid interest.

Molecular Insight’s Waiver Agreements with Bond Holders

On March 15, 2010, Molecular Insight executed a waiver agreement with holders of the Company’s outstanding Senior Secured Bonds and the Bond Indenture trustee and announced ongoing discussions with the holders of its Bonds concerning a restructuring of its outstanding debt. Under the terms of the waiver agreement, the Bond holders and Bond Indenture trustee agreed to waive a default arising from the inclusion of a going concern explanatory paragraph in the independent auditor’s report on the Company’s financial statements for the year ended December 31, 2009 and other technical defaults under the Bond Indenture until 12:01 a.m., Eastern Time on April 16, 2010. On April 15, 2010, the term of the waiver was extended until 12:01 a.m., Eastern Time on May 18, 2010.

“The waiver extension executed this quarter allows us to continue productive discussions with our Bond holders with the aim of reaching an agreement designed to avoid an acceleration of our debt obligation under the Bond indenture,” said Daniel L. Peters, President and CEO of Molecular Insight. “We look forward to reporting the outcome of these discussions on or before May 18, 2010.”

Molecular Insight Pharmaceuticals, Inc. Announces First Quarter 2010

Financial and Operational Results

First Quarter Product Development Update

In the first quarter, Molecular Insight initiated a Phase 1 clinical trial of Solazed (Ioflubenzamide I-131), the Company’s targeted radiotherapeutic drug candidate for treatment of malignant metastatic melanoma. The Phase 1 proof-of-concept study is being conducted with the University of Pennsylvania and is funded by a two-year grant from the National Cancer Institute that could total as much as $1.5 million.

The Company also recently announced that results from a completed Phase 2 clinical trial of Onalta (Yttrium-90 edotreotide) had been published in the peer-reviewed Journal of Clinical Oncology. The previously unpublished results from the Phase 2 clinical trial of 90 patients show that treatment with Onalta improved symptoms associated with metastatic carcinoid tumors. The trial, which ran from 2001 to 2004, was conducted by Novartis, from whom Molecular Insight licensed Onalta in 2007.

Conference Call

The Company expects to host its next conference call upon the completion of debt restructuring discussions with its Bond holders.

About Molecular Insight Pharmaceuticals, Inc.

Molecular Insight Pharmaceuticals is a clinical-stage biopharmaceutical company and pioneer in molecular medicine. The Company is focused on the discovery and development of targeted therapeutic and imaging radiopharmaceuticals for use in oncology. Molecular Insight has five clinical-stage candidates in development. For further information on Molecular Insight Pharmaceuticals, please visit www.molecularinsight.com.

Forward-Looking Statements

Statements in this release that are not strictly historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the effect of the extension of a waiver by our Bond holders, our continued discussions with our Bond holders in regard to avoiding acceleration of the debt obligations under the Bond Indenture and restructuring such debt on acceptable terms, and our clinical trials. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Molecular Insight to be materially different from historical results or from any results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, risks and uncertainties related to the progress, timing, and results of our negotiations with the Bond holders regarding the debt restructuring, risks related to product development and clinical trial design, performance and completion, and the additional risks discussed in filings with the Securities and Exchange Commission (SEC). The Company’s SEC filings are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at http://www.sec.gov. Press releases for Molecular Insight Pharmaceuticals, Inc. are available on our website: http://www.molecularinsight.com. If you would like to receive press releases via e-mail, please contact: investor@molecularinsight.com. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

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Contact:
Investors
Chuck Abdalian
Chief Financial Officer
(617) 871-6618 cabdalian@molecularinsight.com

Media
Martin A. Reynolds	Susan Pietropaolo
Manager	BCC Partners
Corporate Communications	(201) 923-2049
(617) 871-6734	spietropaolo@bccpartners.com
mreynolds@molecularinsight.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share amounts and except weighted average shares)

	Three Months Ended March 31,
	2009	2010
Total revenue – research and development grants	$211	$595

Operating expenses:
Cost of product revenue	—	42
Research and development	6,047	7,479
General and administrative	4,401	5,397

Total operating expenses	10,448	12,918

Loss from operations	(10,237)	(12,323)
Total other expenses, net	(5,019)	(5,149)

Net loss	$(15,256)	$(17,472)

Basic and diluted net loss per share	$(0.61)	$(0.69)

Weighted average shares used to calculate basic and diluted net loss per share	25,169,524	25,235,420

Non-cash stock-based compensation included in:
Research and development	$211	$301
General and administrative	281	273

Total stock-based compensation	$492	$574

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	As of December 31, 2009	As of March 31, 2010

Cash and cash equivalents	$15,467	$18,084
Investments	48,515	29,048
Accounts receivable, prepaid expenses and other current assets	1,553	4,834
Debt issuance costs — net	4,527	4,169
Property and equipment — net	4,044	4,151
Restricted cash	500	500

Total assets	$74,606	$60,786

Other current liabilities	$9,762	$7,851
Other long-term liabilities	478	653
Deferred revenue	25	25
Bond payable, net of discount	174,838	179,669

Total liabilities	185,103	188,198
Total stockholders’ deficit	(110,497)	(127,412)

Total liabilities and stockholders’ deficit	$74,606	$60,786

Molecular Insight Pharmaceuticals, Inc. Announces First Quarter 2010

Financial and Operational Results

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended March 31,
	2009	2010
Cash, cash equivalents and investments — beginning of period	$105,786	$63,982
Net cash burn	(12,086)	(16,850)

Cash, cash equivalents and investments — end of period	$93,700	$47,132

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